INTEL SECOND-QUARTER REVENUE $6.8 BILLION,

EARNINGS PER SHARE $0.14

SANTA CLARA, Calif., July 15, 2003 -- Intel Corporation today announced second-quarter revenue of $6.8 billion, up 1 percent sequentially and up 8 percent year-over-year.

     Second-quarter net income was $896 million, down 2 percent sequentially and up 101 percent year-over-year. Earnings per share were $0.14, flat sequentially and up 100 percent from $0.07 in the second quarter of 2002.

     "Overall, the quarter came in slightly better than we expected led by good demand in our computing-related business, which posted solid year-over-year results," said Craig R. Barrett, Intel chief executive officer. "We continued to see strength in emerging markets, and our Asia-Pacific region set an all-time revenue record.

     "Our investments in R&D and manufacturing continued to generate strong products," Barrett said. "We saw excellent market acceptance for new, more powerful versions of the Pentium(R) 4 processor for desktops and for Intel(R) CentrinoTM mobile technology for notebooks. In addition, we recently launched our latest Itanium(R) 2 processor for high-end enterprise computing with broad industry support. On a day when Intel celebrates its 35th anniversary, our continued focus on product and technology leadership remains the right strategy for long-term success."

     Last year's second-quarter results included a $106-million charge to cost of sales related to winding down the online services business, along with a $112-million write-off of acquired intangibles.

BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after July 14, 2003, with the exception of an anticipated closing affecting the third-quarter tax rate as discussed below.

Continuing uncertainty in global economic conditions makes it particularly difficult to predict product demand and other related matters.

** Revenue in the third quarter is expected to be between $6.9 billion and $7.5 billion.

** Gross margin percentage in the third quarter is expected to be approximately 54 percent, plus or minus a couple of points, higher than 50.9 percent in the second quarter primarily due to higher expected revenue, lower start-up costs and lower unit costs. Intel's gross margin percentage varies primarily with revenue levels, product mix and pricing, changes in unit costs and inventory valuation, capacity utilization, and the timing of factory ramps and associated costs.

** Gross margin percentage for 2003 is expected to be approximately 54 percent, plus or minus a few points, higher than the previous expectation of 51 percent, plus or minus a few points. The increase is primarily due to higher expected revenue along with lower start-up costs as resources are transferred to next-generation process development.

** R&D spending for 2003 is expected to be approximately $4.2 billion, higher than the previous expectation of $4.0 billion, primarily due to the transfer of resources from 90-nm start-up activities to 65-nm process development.

** Expenses (R&D plus MG&A) in the third quarter are expected to be approximately $2.2 billion. Expenses, particularly certain marketing- and compensation-related expenses, vary depending on the level of revenue and profits.

** The capital spending expectation for 2003 is unchanged at $3.5 billion to $3.9 billion.

** Gains or losses from equity investments and interest and other in the third quarter is expected to be a net loss of $25 million due to the expectation of a net loss on equity investments of approximately $60 million, primarily as a result of impairment charges on private equity investments.

** The tax rate is expected to be approximately 24 percent for the third quarter and 30.5 percent for the fourth quarter. The lower rate for the third quarter as compared to the second and fourth quarters is due to an expected tax benefit related to a divestiture that is anticipated to close shortly. This divestiture is not expected to have a material impact on income before taxes. The tax rate may be affected by many factors including changes in law, the closing of acquisitions or divestitures, the jurisdictions in which products are manufactured and sold and profits are determined to be earned and taxed, and the ability to realize deferred tax assets.

** Depreciation is expected to be approximately $1.2 billion for the third quarter and $4.7 billion for the year, slightly lower than the previous expectation of $4.8 billion for the year.

** Amortization of acquisition-related intangibles and costs is expected to be approximately $70 million in the third quarter and approximately $300 million for the year.

The statements in this document that refer to plans and expectations for the third and fourth quarters, the year and the future are forward-looking statements that involve a number of risks and uncertainties. A number of factors in addition to those discussed above could cause actual results to differ materially from expectations. Demand for Intel's products, which impacts revenue and the gross margin percentage, is affected by business and economic conditions, as well as computing and communications industry trends, and changes in customer order patterns. Intel conducts much of its manufacturing, assembly and test, and sales activities outside the United States and is thus subject to a number of other factors, including currency controls and fluctuations, and tariff and import regulations. If terrorist activity, armed conflict, civil or military unrest or political instability occurs in the United States, Israel or other locations, such events may disrupt logistics, security and communications, and could also result in reduced demand for Intel's products. The impacts of major health concerns, such as the SARS illness, could also adversely affect our business and our customer order patterns. Revenue and the gross margin percentage are affected by competing chip architectures and manufacturing technologies, competing software-compatible microprocessors, pricing pressures and other competitive factors, as well as market acceptance of Intel's new products, the availability of sufficient inventory to meet demand, and the development and timing of compelling software applications and operating systems that take advantage of the features of our products. Future revenue is also dependent on continuing technological advancement, including developing and implementing new processes and strategic products, as well as the timing of new product introductions, sustaining and growing new businesses and integrating and operating any acquired businesses. The gross margin percentage could also be affected by the execution of the manufacturing ramp, excess manufacturing capacity, excess or obsolete inventory, variations in inventory valuation and impairment of manufacturing assets. The expectation regarding gains or losses from equity securities and interest and other assumes no unanticipated events and varies depending on equity market levels and volatility, gains or losses realized on the sale or exchange of securities, impairment charges related to non-marketable and other investments, interest rates, cash balances, and changes in fair value of derivative instruments. Expectations of impairment charges on investments are based on experience, and it is not possible to know which specific investments are likely to be impaired or the extent or timing of individual impairments. Results could also be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation, such as that described in Intel's SEC reports, as well as other risk factors listed in Intel's SEC reports, including the report on Form 10-Q for the quarter ended March 29, 2003.

Status of Business Outlook and Mid-Quarter Business Update

     During the quarter, Intel's corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. Intel intends to publish a Mid-Quarter Business Update on Sept. 4. From the close of business on Aug. 29 until publication of the Update, Intel will observe a "Quiet Period" during which the Outlook and the company's filings with the SEC on Forms 10-K and 10-Q should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. For more information about the Outlook, Update and related Quiet Periods, please refer to the Outlook section of the Web site at www.intc.com.

SECOND-QUARTER REVIEW AND RECENT HIGHLIGHTS

Financial Review

** Gains or losses on equity investments and interest and other resulted in a net loss of $5 million, lower than the expectation of a net loss of $20 million. The net loss on equity investments was $58 million, including the impact of impairment charges of approximately $64 million.

** The tax rate was 29.5 percent in the second quarter, lower than the company's expectation of 30.5 percent, due to a tax benefit related to a divestiture of a prior acquisition that closed during the quarter.

Key Product Trends (Sequential)

** Intel Architecture microprocessor units and average selling prices were approximately flat.

** Chipset units were approximately flat.

** Motherboard units were higher.

** Flash memory units were lower.

** Ethernet connectivity product units were slightly higher.

Intel Architecture Business

Intel extended its desktop performance leadership with the introduction of the 3.2 GHz Pentium 4 processor with Intel's performance-enhancing Hyper-Threading (HT) Technology. The company also launched the Intel(R) 865 chipset along with new Pentium 4 processors at 2.4, 2.5 and 2.8 GHz. Together, these products bring a number of platform advancements to mainstream corporate and consumer PCs, including HT Technology, an 800 MHz system bus, and 400 MHz DDR memory support. The company also expanded its value desktop lineup with Intel Celeron(R) processors at 2.4 and 2.5 GHz.

The company broadened the Intel Centrino mobile technology product line with a high-performance 1.7-GHz processor, a low-voltage 1.2-GHz processor, and an ultra-low-voltage 1-GHz processor. Intel also introduced new mobile Pentium 4 processors, Intel Celeron processors and chipsets designed to optimize the thermal characteristics of transportable notebook PCs running at near-desktop performance levels.

Intel increased its enterprise performance and price-performance by introducing a new generation of Itanium 2 processors, faster versions of the Intel(R) XeonTM processor for multiprocessor systems, and a new Intel Xeon processor for dual-processor servers and workstations with double the on-die cache of previous generations. In April, Microsoft introduced Windows* Server 2003 and SQL Server 2000, Enterprise Edition, further expanding the availability of enterprise software optimized for the Itanium processor family. In conjunction with the launch, Intel, Hewlett-Packard and Microsoft announced the world's highest single-system transaction processing performance result, obtained on a 64-way HP server based on the new Itanium 2 processor. Also in April, Intel, NEC and Microsoft announced the world's best transaction processing performance result for a non-clustered, 32-way server based on the Itanium 2 processor.

Intel Communications Group

In wireless networking, Intel announced plans to develop silicon products based on the 802.16a standard, a new technology that provides a wireless broadband alternative to cable and DSL. Networks based on the 802.16a standard are expected to transfer data over a range of up to 30 miles and, depending on the distance, at speeds up to 70 megabits per second.

In network processing, the company announced support for Advanced Switching, a standards-based extension of the PCI Express technology designed for the computing industry. In addition, Avici, Samsung and U.S. Robotics introduced new products based on Intel network processors during the quarter.

Intel advanced its optical strategy with the July acquisition of West Bay Semiconductor of Vancouver, which designs chips for transporting voice and data over SONET/SDH-based optical networks. Intel plans to combine the technology with its 90-nm manufacturing process to reduce the cost, power and complexity of optical networking equipment.

Wireless Communications and Computing Group

During the quarter, the company began shipping the Intel(R) StrataFlashTM Wireless Memory, which brings higher storage densities, faster performance, and 1.8-volt operation to today's most advanced data phone designs. In addition, customer acceptance of Intel(R) PCA cellular processors continued to grow, with more than 60 cumulative design wins in cellular phones and communications-enabled PDAs.

Intel and Sun Microsystems announced plans to optimize Java* technology for use on cell phones and PDAs powered by the Intel(R) XScaleTM microarchitecture. The collaboration is expected to make it easier for device manufacturers to integrate Java applications into their devices and optimize the application performance. Intel also announced it is working with mmO2, one of Europe's leading wireless carriers, to optimize business and consumer applications for use on Intel PCA processor-based wireless devices.

Technology and Manufacturing Group

Intel opened its newest development fab, D1D, in Hillsboro, Ore. The $2 billion, 300-mm facility will initially develop Intel's 65-nm process technology, which will be used to manufacture Intel's highest performance processors in the 2005 timeframe.

The company revealed improvements on its advanced "tri-gate" transistor design and said the technology is moving from research to the development phase. The design of this novel three-dimensional (3-D) transistor will allow the company to continue to drive Moore's Law and deliver higher performance, lower power processors in the future.

EARNINGS WEBCAST

Intel will hold a public webcast at 2:30 p.m. PDT today on its Investor Relations Web site at www.intc.com. A replay of the webcast will be available until Oct. 14.

     Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom.

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Intel, Pentium, Celeron, Intel Centrino, Itanium, Intel Xeon, Intel StrataFlash and XScale are trademarks or registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries.

*Other names and brands may be claimed as the property of others.

INTEL CORPORATION
CONSOLIDATED SUMMARY INCOME STATEMENT DATA
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2003	2002	2003	2002
NET REVENUE	$6,816	$6,319	$13,567	$13,100
Cost of sales	3,348	3,350	6,587	6,651
Gross margin	3,468	2,969	6,980	6,449

Research and development	1,029	1,024	2,048	2,006
Marketing, general and administrative	1,079	1,063	2,097	2,135
Amortization and impairment of acquisition-
related intangibles and costs	84	229	168	340
Purchased in-process research and
development	-	14	-	14
Operating expenses	2,192	2,330	4,313	4,495
OPERATING INCOME	1,276	639	2,667	1,954
Losses on equity securities, net	(58)	(59)	(185)	(105)
Interest and other, net	53	43	105	91
INCOME BEFORE TAXES	1,271	623	2,587	1,940
Income taxes	375	177	776	558
NET INCOME	$896	$446	$1,811	$1,382

BASIC EARNINGS PER SHARE	$0.14	$0.07	$0.28	$0.21
DILUTED EARNINGS PER SHARE	$0.14	$0.07	$0.27	$0.20

COMMON SHARES OUTSTANDING	6,525	6,677	6,540	6,681
COMMON SHARES ASSUMING DILUTION	6,580	6,803	6,595	6,832

INTEL CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEET DATA
(In millions)

	June 28,	March 29,	Dec. 28,
	2003	2003	2002
CURRENT ASSETS
Cash and short-term investments	$11,202	$10,511	$10,786
Trading assets	2,434	1,924	1,801
Accounts receivable	2,850	2,964	2,574
Inventories:
Raw materials	245	248	223
Work in process	1,315	1,355	1,365
Finished goods	592	561	688
	2,152	2,164	2,276

Deferred tax assets and other	1,464	1,513	1,488
Total current assets	20,102	19,076	18,925

Property, plant and equipment, net	17,292	17,589	17,847
Long-term investments	1,282	1,188	1,234
Goodwill	4,314	4,328	4,330
Other assets	1,475	1,625	1,888
TOTAL ASSETS	$44,465	$43,806	$44,224

CURRENT LIABILITIES
Short-term debt	$385	$393	$436
Accounts payable and accrued liabilities	4,254	4,061	4,527
Deferred income on shipments to
distributors	598	532	475
Income taxes payable	1,462	1,293	1,157
Total current liabilities	6,699	6,279	6,595
LONG-TERM DEBT	914	829	929
DEFERRED TAX LIABILITIES	1,362	1,297	1,232

STOCKHOLDERS' EQUITY	35,490	35,401	35,468

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$44,465	$43,806	$44,224

INTEL CORPORATION
SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
(In millions)

	Q2 2003	Q1 2003	Q2 2002
GEOGRAPHIC REVENUE:

Americas	$1,955	$1,924	$2,183
	28%	29%	35%
Asia-Pacific	$2,778	$2,642	$2,373
	41%	39%	38%
Europe	$1,418	$1,641	$1,294
	21%	24%	20%
Japan	$665	$544	$469
	10%	8%	7%

CASH INVESTMENTS:
Cash and short-term investments	$11,202	$10,511	$8,957
Trading assets - fixed income (1)	$2,162	$1,675	$1,185
Total cash investments	$13,364	$12,186	$10,142

INTEL CAPITAL PORTFOLIO:
Trading assets - equity securities (2)	$0	$14	$187
Marketable strategic equity securities	$63	$44	$96
Other strategic investments	$735	$812	$1,177
Total Intel capital portfolio	$798	$870	$1,460

TRADING ASSETS:
Trading assets - equity securities
offsetting deferred compensation (3)	$272	$235	$278
Total trading assets - sum of 1+2+3	$2,434	$1,924	$1,650

SELECTED CASH FLOW INFORMATION:
Depreciation	$1,162	$1,145	$1,135
Amortization and impairment of acquisition-related
intangibles & costs	$84	$84	$229
Purchased in-process research & development	$0	$0	$14
Capital spending	($923)	($954)	($1,115)
Stock repurchase program	($1,006)	($1,003)	($1,002)
Proceeds from sales of shares to
employees, tax benefit & other	$166	$272	$239
Dividends paid	($131)	($131)	($134)
Net cash used for acquisitions	$0	$0	($50)

SHARE INFORMATION:
Average common shares outstanding	6,525	6,556	6,677
Dilutive effect of stock options	55	54	126
Common shares assuming dilution	6,580	6,610	6,803

STOCK BUYBACK:
BUYBACK ACTIVITY:
Shares repurchased	51.8	62.6	37.2
Cumulative shares repurchased	1,824.6	1,772.8	1,594.8

BUYBACK SUMMARY:
Shares authorized for buyback	2,300.0	2,300.0	1,820.0
Cumulative shares repurchased	(1,824.6)	(1,772.8)	(1,594.8)
Shares available for buyback	475.4	527.2	225.2

OTHER INFORMATION:
Employees (in thousands)	78.7	79.2	83.2
Days sales outstanding	36	36	37

INTEL CORPORATION
SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
($ in millions)

			YTD		YTD
	Q2 2003	Q1 2003	2003	Q2 2002	2002
OPERATING SEGMENT INFORMATION:
Intel Architecture Business
Revenue	5,833	5,760	11,593	5,213	10,981
Operating income	1,843	1,923	3,766	1,370	3,180

Wireless Communications and
Computing Group
Revenue	465	473	938	532	991
Operating loss	(123)	(94)	(217)	(98)	(166)

Intel Communications Group
Revenue	508	503	1,011	536	1,054
Operating loss	(143)	(140)	(283)	(127)	(277)

All Other
Revenue	10	15	25	38	74
Operating loss	(301)	(298)	(599)	(506)	(783)

Total
Revenue	6,816	6,751	13,567	6,319	13,100
Operating income	1,276	1,391	2,667	639	1,954

The Intel Architecture operating segment's products include microprocessors, chipsets and motherboards. The Wireless Communications and Computing Group's products include flash memory, application processors and cellular baseband chipsets for cellular handsets and handheld devices. The Intel Communications Group's products include Ethernet connectivity products, network processing components, embedded control chips and optical products.

The "all other" category includes acquisition-related costs, including amortization and impairment of acquisition-related intangibles and in-process research and development. Acquisition-related costs for the second quarter of 2002 included a $112 million charge for impairment of identified intangibles. "All other" also includes the results of operations of seed businesses that support the company's initiatives and for the second quarter of 2002 included a $106 million charge related to winding down the online services business. In addition, "all other" includes certain corporate-level operating expenses, including a portion of profit-dependent bonus and other expenses that are not allocated to the operating segments.